Exhibit 10.5

February 9, 2018

Golden Metropolis International Limited

278 Suxi Road, Binhu District, Wuxi

Jiangsu Province, People’s Republic of China 214123

+86 0510-85407636

Board Candidate – Liang Qian

Re: Offer to Join the Board of Directors of Golden Metropolis International Limited

Dear Mr. Qian:

I am pleased to extend you an offer to join the Board of Directors (the “Board”) of Golden Metropolis International Limited (“Golden Metropolis”). Your appointment to the Board is subject to the approval of Golden Metropolis International Limited Board of Directors, and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence at the Board meeting held as soon thereafter as Board of Director approval is obtained:

Generally: You shall have all responsibilities of a Director of the Company imposed by the British Virgin Islands or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of Golden Metropolis International Limited These responsibilities shall include, but shall not be limited to, the following:

1.	Role: Compensation Committee Chairperson & Independent Director
2.	Attendance: Use best efforts to attend scheduled meetings of the Board;
3.	Act as a Fiduciary: Represent the shareholders and the interests of Golden Metropolis International Limited as a fiduciary;
4.	Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, Golden Metropolis International Limited will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, the Company will grant cash compensation of $23,000 USD annually, paid in arrears.

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by February 16, 2018. By signing below, you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

Mr. Liang Qian, I look forward to having you on board with Golden Metropolis International Limited and trust your relationship with Golden Metropolis International Limited will be challenging and exciting.

Yours very truly,

/s/ Minpei Zha

Mr. Minpei Zha

President and Chief Executive Officer

Golden Metropolis International Limited

I, Liang Qian, accept the offer as stated above.

Signature:	/s/ Liang Qian
Date: February 9, 2018